Exhibit 2.1

MASTER SEPARATION AND DISTRIBUTION AGREEMENT
BETWEEN
CLEAR CHANNEL COMMUNICATIONS, INC.
AND
CCE SPINCO, INC.
Dated December 20, 2005

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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EXHIBITS

A	Form of Transition Services Agreement
B	Form of Tax Matters Agreement
C	Form of Employee Matters Agreement
D	Form of Trademark and Copyright License Agreement
E	Form of Amended and Restated Certificate of Incorporation
F	Form of Amended and Restated Bylaws
G	Form of Rights Agreement

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SCHEDULES

Schedule 2.3(a)(i)	Entertainment Liabilities
Schedule 2.3(b)(iii)	Excluded Liabilities
Schedule 2.4(b)(ii)	Continuing Agreements
Schedule 3.5	Board Nominees
Schedule 4.3(e)	Remaining Shared Employees
Schedule 6.2	Statements in Prospectus Provided by CCU
Schedule 7.3(a)	Assumed Actions
Schedule 7.3(b)	Existing Actions
Schedule 7.3(e)	Special Terms for Conducting Actions

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MASTER SEPARATION AND DISTRIBUTION AGREEMENT
     This MASTER SEPARATION AND DISTRIBUTION AGREEMENT, dated December 20, 2005 (this “Agreement”), is made between Clear Channel Communications, Inc., a Texas corporation (“CCU”), and CCE Spinco, Inc., a Delaware corporation and as of the date hereof, a wholly-owned subsidiary of CCU (“Entertainment”). Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.
W I T N E S S E T H:
     WHEREAS, the board of directors of CCU has determined that it is appropriate and desirable for CCU to separate the Entertainment Group from CCU;
     WHEREAS, in connection with the separation of the Entertainment Group from CCU, (a) CCU desires to contribute, assign or otherwise transfer, and to cause certain of its Subsidiaries to contribute, assign or otherwise transfer, to Entertainment and certain of Entertainment’s Subsidiaries, certain Assets and Liabilities associated with the Entertainment Business, including the stock or other equity interests of certain of CCU’s Subsidiaries dedicated to the Entertainment Business, and (b) Entertainment desires to contribute, assign or otherwise transfer, and to cause certain of its Subsidiaries to contribute, assign or otherwise transfer, to CCU and certain of CCU’s Subsidiaries, certain Assets and Liabilities that are not associated with the Entertainment Business (collectively, the “Contribution”);
     WHEREAS, after the Contribution, CCU intends to divest all of its ownership interest in Entertainment through a distribution of outstanding shares of Entertainment Common Stock to the holders of common stock of CCU, without any consideration being paid by the CCU shareholders, pursuant to the terms and subject to the conditions of this Agreement (the “Distribution”);
     WHEREAS, CCU has filed with the SEC a registration statement on Form 10 pursuant to the Exchange Act in connection with the Distribution (the “Form 10”);
     WHEREAS, in connection with and prior to the Distribution, CCU will contribute to the capital of the member of the Entertainment Group that is a wholly-owned subsidiary of CCU on the date hereof (the “Capital Contribution”) $639,623,875 of the approximately $860 million of intercompany indebtedness owed by such member of the Entertainment Group to CCU (the “Intercompany Debt”);
     WHEREAS, in connection with and prior to the Distribution and following the Capital Contribution, a member of the Entertainment Group will issue (a) Series A voting redeemable preferred stock to third-party investors for aggregate net cash proceeds of no less than $20 million (the “Series A Preferred Stock Issuance”), and (b) Series B non-voting redeemable preferred stock to CCU in part consideration for CCU’s contribution of common stock of a Subsidiary to such member of the Entertainment Group (the “Series B Preferred Stock Issuance”) and immediately thereafter, CCU will sell such Series B non-voting preferred stock to a third-party investor for aggregate net cash proceeds of no less than $20 million (the “Series B Preferred Stock Sale”);

     WHEREAS, in connection with and prior to or concurrently with the Distribution and following the Capital Contribution, a member of the Entertainment Group will enter into a senior secured revolving and term loan credit facility of up to $610 million in the aggregate (the “Credit Facility”);
     WHEREAS, in connection with and prior to or concurrently with the Distribution, with borrowings under the Credit Facility and the net cash proceeds of the Series A Preferred Stock Issuance, the Entertainment Group will pay to CCU the remaining balance of the Intercompany Debt;
     WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution, the Distribution and certain other agreements that will, following the consummation of the Distribution, govern certain matters relating to the relationship of CCU, Entertainment and their respective Groups; and
     WHEREAS, the terms and conditions set forth herein have not resulted from arms length negotiations between the parties because of the context of CCU’s and Entertainment’s parent –Subsidiary relationship, and accordingly, such terms and conditions may be in some respects less favorable to Entertainment than those it could obtain from unaffiliated third parties.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions.
     For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
     “Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
     “Affiliate” (and, with a correlative meaning, “affiliated”) means, with respect to any Person, any direct or indirect Subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person; provided, however, that from and after the Distribution Date, no member of the Entertainment Group shall be deemed an Affiliate of any member of the CCU Group for purposes of this Agreement and the Transaction Documents and no member of the CCU Group shall be deemed an Affiliate of any member of the Entertainment Group for purposes of this Agreement and the Transaction Documents. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies, or the power to appoint and remove a majority of directors (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), of a Person.
     “Assets” means, with respect to any Person, the assets, properties and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including the following:
     (a) all interests in any capital stock, equity interests or capital or profit interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;
     (b) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, vessels, motor vehicles and other transportation equipment and other tangible personal property;
     (c) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;
     (d) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;
     (e) all license agreements, leases of personal property, open purchase orders for supplies, parts or services and other contracts, agreements or commitments;
     (f) all deposits, letters of credit and performance and surety bonds;
     (g) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;
     (h) all domestic and foreign intangible personal property, patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, designs, ideas, improvements, works of authorship, recordings, other proprietary and confidential information and licenses from third Persons granting the right to use any of the foregoing;
     (i) all computer applications, programs and other software, including operating software, network software firmware, middleware, design software, design tools, systems documentation and instructions;
     (j) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;
     (k) all prepaid expenses, trade accounts and other accounts and notes receivables;
     (l) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, chooses in action or similar rights, whether accrued or contingent;
     (m) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;
     (n) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;
     (o) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and
     (p) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.
     “CCU Common Stock” means the issued and outstanding common stock of CCU, $0.10 par value per share.
     “CCU Group” means CCU and each Person (other than a member of the Entertainment Group) that is an Affiliate of CCU immediately following the Distribution.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consent” means any consent, waiver or approval from, or notification requirement to, any third parties.
     “Delayed Transfer Assets” means any Entertainment Assets that are expressly provided in this Agreement or any Transaction Document to be transferred after the Contribution.
     “Delayed Transfer Liabilities” means any Entertainment Liabilities that are expressly provided in this Agreement or any Transaction Document to be assumed after the Contribution.
     “Effective Date” means December 21, 2005, or with respect to any specific Entertainment Asset or Entertainment Liability, the effective date otherwise specified in the applicable CCU Transfer Document.
     “Entertainment Balance Sheet” means Entertainment’s unaudited Pro Forma Combined Statement of Financial Position as of September 30, 2005 included in the Form 10.
     “Entertainment Business” means the current businesses of the Entertainment Group, including the business of promoting and producing, and operating venues for, live entertainment events, including music concerts, theatrical performances and specialized motor sports, as well as sports representation, all as described in the Form 10.
     “Entertainment Common Stock” means the common stock, $0.01 par value per share, of Entertainment, with the rights, terms and privileges set forth in the Charter.
     “Entertainment Contracts” means the following contracts and agreements to which CCU or any of its Subsidiaries is a party or by which CCU or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by CCU or any member of the CCU Group pursuant to any provision of this Agreement or any Transaction Document:
     (a) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Entertainment Group;
     (b) any contract or agreement, including any joint venture agreement, that is used exclusively or held for use exclusively in the Entertainment Business;
     (c) any guarantee, indemnity, representation, warranty or other Liability of any member of the Entertainment Group or the CCU Group in respect of (i) any other Entertainment Contract, (ii) any Entertainment Asset or Entertainment Liability or (iii) the Entertainment Business; and
     (d) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Transaction Documents to be assigned to Entertainment or any member of the Entertainment Group in connection with the Contribution.
     “Entertainment Group” means Entertainment and each Person (other than a member of the CCU Group) that is an Affiliate of Entertainment immediately following the Distribution; provided that any Delayed Transfer Asset that is transferred to Entertainment at any time following the Distribution shall, to the extent applicable, and from and after the Distribution, be considered part of the Entertainment Group for all purposes of this Agreement.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
     “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not have been foreseen by such party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
     “GAAP” means United States generally accepted accounting principles.

     “Governmental Approvals” means any notice, report or other filing to be made with, or any consent, registration, approval, permit or authorization to be obtained from, any Governmental Authority.
     “Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality, whether federal, state, local or foreign (or any political subdivision thereof), and any tribunal, court or arbitrator(s) of competent jurisdiction.
     “Group” means the CCU Group or the Entertainment Group, as the context requires.
     “Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.
     “Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; (b) paid by an insurance carrier on behalf of the insured; or (c) received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.
     “IP Application” means any application for the registration, acquisition or perfection of intellectual property rights, including patent applications, copyright applications and trademark applications.
     “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.
     “Liabilities” means any debt, loss, damage, adverse claim, liability or obligation of any Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
     “NYSE” means the New York Stock Exchange, Inc.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

     “Record Date” means the close of business on the date determined by CCU’s board of directors as the record date for determining the shareholders of CCU entitled to receive Entertainment Common Stock pursuant to the Distribution.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made thereto.
     “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer (other than restrictions on transfer imposed by federal and/or state securities laws), or other encumbrance of any nature whatsoever.
     “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
     “Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Code Section 59A), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise, premium, retaliatory and other taxes, withholdings, duties, levies, imposts, guarantee fund assessments and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority, in each case whether such Tax arises by Law, contract, agreement or otherwise.
     “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.
     “Transactions” means, collectively, (a) the Contribution, (b) the Distribution, (c) the Credit Facility, (d) the Series A Preferred Stock Issuance, (e) the Series B Preferred Stock Issuance, (f) the Series B Preferred Stock Sale, (g) the repayment by the Entertainment Group of a portion of the Intercompany Debt, (h) the Capital Contribution, and (i) all other transactions contemplated by this Agreement or any other Transaction Document.
     1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
After-Tax Basis	6.5(c)
Agreement	Preamble
Assumed Actions	7.3(a)
Bylaws	3.4
Capital Contribution	Recitals
CCU	Preamble
CCU Annual Statements	5.1(b)
CCU Auditors	5.1(b)
CCU Confidential Information	7.2(b)
CCU Indemnified Parties	6.2
CCU Policies	7.4(b)
CCU Transfer Documents	2.8
Charter	3.4
Contribution	Recitals
CPR	8.3
CPR Arbitration Rules	8.4(a)
Credit Facility	Recitals
Dispute	8.1(a)
Distribution	Recitals
Distribution Agent	4.2
Distribution Date	3.1
Employee Matters Agreement	3.2(b)(iii)
Entertainment	Preamble
Entertainment Annual Statement	5.1(b)
Entertainment Assets	2.2(a)
Entertainment Auditors	5.1(a)
Entertainment Confidential Information	7.2(a)
Entertainment Indemnified Parties	6.3
Entertainment Liabilities	2.3(a)
Entertainment Transfer Documents	2.9(a)(iii)
Excluded Assets	2.2(b)
Excluded Liabilities	2.3(b)
Existing Actions	7.3(b)
Form 10	Recitals
Indemnified Party	6.5(a)
Indemnifying Party	6.5(a)
Indemnity Payment	6.5(a)
Initial Notice	8.2
Insurance Charges	7.4(e)(iii)
Intellectual Property License Agreement	3.2(b)(iv)
Intercompany Debt	Recitals
Privilege	5.9
Representatives	7.2(a)
Response	8.2
Rights Agreement	3.4
Series A Preferred Stock Issuance	Recitals

Term	Section
Series B Preferred Stock Issuance	Recitals
Series B Preferred Stock Sale	Recitals
Shared Employee	4.3(e)
Tax Matters Agreement	3.2(b)(ii)
Third Party Claim	6.6(a)
Trademark License Agreement	3.2(b)(iv)
Transaction Documents	3.2(b)
Transfer Documents	2.9(a)(iii)
Transition Services Agreement	3.2(b)(i)
ARTICLE II
THE CONTRIBUTION
     2.1 Transfer of Entertainment Assets; Assumption of Entertainment Liabilities.
     (a) The Contribution shall be effected in accordance with the terms and conditions of this Agreement and the other Transfer Documents. On or before the Effective Date:
          (i) CCU shall, and shall cause its applicable Subsidiaries to, contribute, assign, transfer, convey and deliver to Entertainment or certain of its Subsidiaries designated by Entertainment, and Entertainment or such applicable Subsidiaries shall accept from CCU and its applicable Subsidiaries, all of CCU’s and such Subsidiaries’ respective rights, titles and interests in and to all Entertainment Assets, other than the Delayed Transfer Assets, with such contributions, assignments, transfers and conveyances being subject to the terms and conditions of this Agreement and any applicable Transfer Documents; and
          (ii) Entertainment shall, and shall cause its applicable domestic Subsidiaries to, accept, assume and agree, on a several and not joint basis, to perform, discharge and fulfill all the Entertainment Liabilities, other than the Delayed Transfer Liabilities, in accordance with their respective terms; provided, however, that neither Entertainment nor any of its Subsidiaries shall assume any Entertainment Liabilities in excess of the maximum amount of such liabilities that can be hereby incurred without rendering such acceptance and assumption, as it relates to Entertainment or such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer. Entertainment and such Subsidiaries shall be responsible for all Entertainment Liabilities assumed by it, regardless of when or where such Entertainment Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Date, regardless of where or against whom such Entertainment Liabilities are asserted or determined (including any Entertainment Liabilities arising out of claims made by CCU’s or Entertainment’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CCU Group or the Entertainment Group) or whether asserted or determined prior to the date hereof, and, except as set forth in Section 2.3(b)(iv), regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the CCU Group or the Entertainment Group, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates. Such assumption of Entertainment Liabilities shall be subject to the terms and conditions of this Agreement and any applicable Transfer Documents.
          (b) Each of the parties agrees that the Delayed Transfer Assets will be contributed, assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be accepted and assumed, in accordance with the terms of the applicable Transaction Documents. Notwithstanding the date on which any such Delayed Transfer Asset is actually contributed, assigned, conveyed and delivered, or the date on which any such Delayed Transfer Liability is actually accepted and assumed, such contribution, assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the acceptance and assumption of any Delayed Transfer Liability, shall be deemed to have taken place on, and shall be effective as of, the Distribution, and the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the Transaction Documents as an Entertainment Asset or an Entertainment Liability, as the case may be, from and after the Distribution.
          (c) If at any time or from time to time (whether prior to or after the Effective Date), any party hereto (or any member of such party’s respective Group) shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Transaction Document, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.
          (d) Entertainment hereby waives compliance by each member of the CCU Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Entertainment Assets to any member of the Entertainment Group.
     2.2 Entertainment Assets.
     (a) Subject to Section 2.2(b), for purposes of this Agreement, “Entertainment Assets” shall mean (without duplication):
          (i) all Assets that are expressly provided by this Agreement or any Transaction Document as Assets to be transferred by CCU and other members of the CCU Group to Entertainment or another designated member of the Entertainment Group;
          (ii) all Entertainment Contracts;
          (iii) all Assets reflected as Assets of Entertainment and its Subsidiaries in the Entertainment Balance Sheet, other than any dispositions of such Assets subsequent to the date of the Entertainment Balance Sheet; and
          (iv) any and all Assets owned or held immediately prior to the Effective Date by CCU or any of its Subsidiaries that are used exclusively in the Entertainment Business. The intention of this clause (iv) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the date hereof, would have otherwise been classified as an Entertainment Asset.

     (b) Notwithstanding the foregoing, the Entertainment Assets shall not in any event include the Excluded Assets. For purposes of this Agreement, “Excluded Assets” shall mean Assets not used exclusively in the Entertainment Business and any and all other Assets that are expressly contemplated by this Agreement or any Transaction Document as either Assets to be retained by CCU or any other member of the CCU Group, or Assets that are to be transferred by Entertainment or any other member of the Entertainment Group to CCU or a designated member of the CCU Group.
     2.3 Entertainment Liabilities.
     (a) Subject to Section 2.3(b), for purposes of this Agreement, “Entertainment Liabilities” shall mean (without duplication):
          (i) the Liabilities listed or described on Schedule 2.3(a)(i) and all other Liabilities that are expressly provided by this Agreement or any Transaction Document as Liabilities to be assumed by Entertainment or any other member of the Entertainment Group, and all agreements, obligations and Liabilities of Entertainment or any other member of the Entertainment Group under this Agreement or any of the Transaction Documents;
          (ii) all Liabilities, including any employee-related Liabilities relating to, arising out of or resulting from:
               (A) the operation of the Entertainment Business, as conducted at any time before, on or after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));
               (B) the operation of any business conducted by any member of the Entertainment Group at any time after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or
               (C) any Entertainment Assets (including any Entertainment Contracts and any real property and leasehold interests), in any such case whether arising before, on or after the Effective Date;
          (iii) all Liabilities reflected as liabilities or obligations of Entertainment or its Subsidiaries in the Entertainment Balance Sheet;
          (iv) all Liabilities related to Assumed Actions and Existing Actions, as further provided in Section 7.3;
          (v) all Liabilities related to any and all other Actions initiated on or after the Distribution Date that arise out of or relate in any material respect to the operation of the Entertainment Business or the ownership or use of the Entertainment Assets, in any such case whether such Action arises before, on or after the Distribution Date, including any such Action in which CCU or any member of the CCU Group is named as a defendant or party subject to any claim or investigation;
          (vi) all Liabilities for any payments to be made by any member of the CCU Group or any member of the Entertainment Group pursuant to the terms and conditions of purchase agreements relating to the acquisition of Entertainment Assets, including, without limitation, purchase price installment payments based on the financial performance of the acquired Entertainment Asset subsequent to the acquisition; and
          (vii) all Liabilities arising out of claims made by CCU’s or Entertainment’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the CCU Group or the Entertainment Group with respect to the Entertainment Business.
     (b) Notwithstanding the foregoing, the Entertainment Liabilities shall not in any event include the Excluded Liabilities. For purposes of this Agreement, “Excluded Liabilities” shall mean (without duplication):
          (i) any and all Liabilities that are expressly contemplated by this Agreement or any Transaction Document as Liabilities to be retained or assumed by CCU or any other member of the CCU Group (in each case other than Delayed Transfer Liabilities), and all agreements and obligations of any member of the CCU Group under this Agreement or any of the Transaction Documents;
          (ii) any and all Liabilities of a member of the CCU Group relating solely to, arising solely out of or resulting solely from any Excluded Assets;
          (iii) the Liabilities listed on Schedule 2.3(b)(iii); and
          (iv) any and all liabilities arising from a knowing violation of Law, fraud or misrepresentation by any member of the CCU Group or any of their respective directors, officers, employees or agents (other than any individual who at the time of such act was acting in his or her capacity as a director, officer, employee or agent of any member of the Entertainment Group).
     2.4 Termination of Agreements.
     (a) Except as set forth in Section 2.4(b), Entertainment and each other member of the Entertainment Group, on the one hand, and CCU and each other member of the CCU Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Entertainment or any other member of the Entertainment Group, on the one hand, and CCU or any other member of the CCU Group, on the other hand, effective as of the Effective Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date. Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

     (b) The provisions of Section 2.4(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):
          (i) this Agreement and the Transaction Documents (and each other agreement or instrument expressly contemplated by this Agreement or any Transaction Document to be entered into or continued by either of the parties or any of the members of their respective Groups);
          (ii) except to the extent redundant with any provision of or service provided under this Agreement or any of the Transaction Documents (including any exhibits or schedules thereto), the agreements, arrangements, commitments and understandings listed or described on Schedule 2.4(b)(ii);
          (iii) any agreements, arrangements, commitments or understandings to which any Person other than the parties and their respective Affiliates is a party (it being understood that to the extent that the rights and obligations of the parties and the members of their respective Groups under any such agreements, arrangements, commitments or understandings constitute Entertainment Assets or Entertainment Liabilities, they shall be assigned pursuant to Section 2.1);
          (iv) any accounts or notes payable or accounts or notes receivable between a member of the CCU Group, on the one hand, and a member of the Entertainment Group, on the other hand, accrued as of the Effective Date and reflected in the books and records of the parties or otherwise documented in accordance with past practices;
          (v) any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of CCU or Entertainment, as the case may be, is a party; and
          (vi) any other agreements, arrangements, commitments or understandings that this Agreement or any Transaction Document expressly contemplates shall survive the Effective Date.
     2.5 Governmental Approvals and Consents; Delayed Transfer Assets and Liabilities.
     (a) To the extent that the Contribution requires any Governmental Approvals or Consents, the parties will use commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither CCU nor Entertainment shall be obligated to contribute capital in any form to any entity in order to obtain such Governmental Approvals and Consents.
     (b) If and to the extent that the valid, complete and perfected contribution, transfer or assignment to the Entertainment Group of any Entertainment Assets or the assumption by the Entertainment Group of any Entertainment Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval in connection with the Contribution or the Distribution, then, unless the parties mutually shall otherwise determine, the contribution, transfer or assignment to the Entertainment Group of such Entertainment Assets or the assumption by the Entertainment Group of such Entertainment Liabilities shall be automatically deemed deferred and any such purported contribution, transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained. If and when the Consents and Governmental Approvals are obtained, the contribution, transfer or assignment of the applicable Entertainment Asset or Entertainment Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document. Any such Liability shall be deemed a Delayed Transfer Liability. Any such Asset shall be deemed a Delayed Transfer Asset and notwithstanding the foregoing, an Entertainment Asset for purposes of determining whether any Liability is an Entertainment Liability.
     (c) If any contribution, transfer or assignment of any Entertainment Asset intended to be contributed, transferred or assigned hereunder or any assumption of any Entertainment Liability intended to be assumed by the Entertainment Group hereunder is not consummated on the Effective Date for any reason, then, insofar as reasonably possible, (i) the member of the CCU Group retaining such Entertainment Asset shall thereafter hold such Entertainment Asset for the use and benefit of the member of the Entertainment Group entitled thereto (at the expense of the member of the Entertainment Group entitled thereto) and (ii) Entertainment shall, or shall cause the applicable member of the Entertainment Group to, pay or reimburse the member of the CCU Group retaining such Entertainment Liability for all amounts paid or incurred in connection with such Entertainment Liability. In addition, the member of the CCU Group retaining such Entertainment Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Entertainment Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Entertainment Group member to whom such Entertainment Asset is to be transferred in order to place such Entertainment Group member in the same position as if such Entertainment Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Entertainment Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Entertainment Asset, is to inure from and after the Effective Date to the Entertainment Group.
     (d) The Person retaining an Entertainment Asset or Entertainment Liability due to the deferral of the transfer of such Entertainment Asset or the deferral of the assumption of such Entertainment Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by the Person entitled to the Entertainment Asset or the Person intended to be subject to the Entertainment Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Entertainment Asset or the Person intended to be subject to the Entertainment Liability.
     2.6 Novation of Assumed Entertainment Liabilities.
     (a) Each of CCU and Entertainment, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Entertainment Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Entertainment Group), so that, in any such case, Entertainment and the other members of the Entertainment Group will be solely responsible for such Entertainment Liabilities; provided, however, that neither the CCU Group nor the Entertainment Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested.
     (b) If CCU or Entertainment is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the CCU Group shall continue to be bound by such agreement, lease, license or other obligation that constitutes an Entertainment Liability and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the CCU Group, Entertainment shall, or shall cause a member of the Entertainment Group to, pay, perform and discharge fully all the obligations or other Liabilities of members of the CCU Group thereunder that constitute Entertainment Liabilities from and after the Effective Date. Entertainment shall indemnify each CCU Indemnified Party, and hold each of them harmless against any Liabilities arising in connection therewith; provided that Entertainment shall have no obligation to indemnify any CCU Indemnified Party with respect to any matter to the extent that such CCU Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. CCU shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Entertainment, all money, rights and other consideration received by it or any member of the CCU Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, CCU shall thereafter assign, or cause to be assigned, all rights and obligations of any member of the CCU Group thereunder and any other Entertainment Liabilities thereunder to Entertainment or a designated member of the Entertainment Group, without payment of further consideration and Entertainment, or a designated member of the Entertainment Group, shall, without the payment of any further consideration, assume such Entertainment Liabilities and rights.
     2.7 Novation of Liabilities other than Entertainment Liabilities.
     (a) Each of CCU and Entertainment, at the request of the other, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities for which a member of the CCU Group and a member of the Entertainment Group are jointly or severally liable and that do not constitute Entertainment Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the CCU Group), so that, in any such case, the members of the CCU Group will be solely responsible for such Liabilities; provided, however, that neither the CCU Group nor the Entertainment Group shall be obligated to pay any consideration or assume any additional obligation therefor to any third party from whom any such Consent, substitution or amendment is requested.
     (b) If CCU or Entertainment is unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the applicable member of the Entertainment Group shall continue to be bound by such agreement, lease, license or other obligation that does not constitute an Entertainment Liability and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such member of the Entertainment Group, CCU shall, or shall cause a member of the CCU Group to, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Entertainment Group thereunder from and after the Effective Date. CCU shall indemnify each Entertainment Indemnified Party and hold each of them harmless against any Liabilities (other than Entertainment Liabilities) arising in connection therewith; provided that CCU shall have no obligation to indemnify any Entertainment Indemnified Party with respect to any matter to the extent that such Entertainment Indemnified Party has engaged in any knowing violation of Law, fraud or misrepresentation in connection therewith. Entertainment shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to CCU or to another member of the CCU Group specified by CCU, all money, rights and other consideration received by it or any member of the Entertainment Group in respect of such performance (unless any such consideration is an Entertainment Asset). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Entertainment shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of the Entertainment Group to CCU or to another member of the CCU Group specified by CCU, without payment of any further consideration and CCU, or another member of the CCU Group, without the payment of any further consideration, shall assume such rights and Liabilities.
     2.8 Transfers of Assets and Assumption of Liabilities.
     In furtherance of the contribution, assignment, transfer and conveyance of Entertainment Assets and the assumption of Entertainment Liabilities, on or before the Effective Date, (a) CCU shall execute and deliver, and shall cause the other members of the CCU Group to execute and deliver, such stock powers, merger certificates, bills of sale, certificates of title, assignments of contracts and other instruments of contribution, transfer, conveyance and assignment as and to the extent necessary to evidence the contribution, merger, transfer, conveyance and assignment of all of the CCU Group’s right, title and interest in and to the Entertainment Assets to the Entertainment Group, and (b) Entertainment shall execute and deliver, and shall cause the other members of the Entertainment Group to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Entertainment Liabilities by the Entertainment Group. All of the foregoing documents contemplated by this Section 2.8 shall be referred to collectively herein as the “CCU Transfer Documents.”
     2.9 Transfer of Excluded Assets by Entertainment; Assumption of Excluded Liabilities by CCU.
     (a) To the extent any Excluded Asset or Excluded Liability is transferred to a member of the Entertainment Group in the Contribution or remains owned or held by a member of the Entertainment Group after the Contribution, from and after the Effective Date:
          (i) Entertainment shall, and shall cause the other members of the Entertainment Group to, promptly contribute, assign, transfer, convey and deliver to CCU, or designated CCU Group members, and CCU or such CCU Group members shall accept from

Entertainment and its applicable Group members, all of Entertainment’s and such Group members’ respective rights, titles and interests in and to such Excluded Assets.
          (ii) CCU and certain CCU Group members designated by CCU, shall promptly accept, assume and agree to perform, discharge and fulfill all such Excluded Liabilities in accordance with their respective terms.
          (iii) In furtherance of the assignment, transfer and conveyance of Excluded Assets and the assumption of Excluded Liabilities: (A) Entertainment shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Entertainment’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to CCU and its Subsidiaries, and (B) CCU shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Excluded Liabilities by CCU. All of the foregoing documents contemplated by this Section 2.9(a)(iii) shall be referred to collectively herein as the “Entertainment Transfer Documents” and, together with the CCU Transfer Documents, the “Transfer Documents.”
          (iv) To the extent that the transfer of such Excluded Assets and the assumption of such Excluded Liabilities requires any Governmental Approvals or Consents, the parties shall use commercially reasonable efforts to obtain such Governmental Approvals and Consents; provided, however, that neither CCU nor Entertainment shall be obligated to contribute capital in any form to, or assume any additional obligation of, any entity in order to obtain such Governmental Approvals and Consents.
          (v) If and to the extent that the valid, complete and perfected transfer or assignment to the CCU Group of any Excluded Assets or the assumption by the CCU Group of any Excluded Liabilities would be a violation of applicable Law or require any Consent or Governmental Approval, then, unless the parties mutually shall otherwise determine, the transfer or assignment to the CCU Group of such Excluded Assets or the assumption by the CCU Group of such Excluded Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents or Governmental Approvals have been obtained.
     (b) If any transfer or assignment of any Excluded Asset intended to be transferred or assigned hereunder or any assumption of any Excluded Liability intended to be assumed by CCU hereunder is not consummated on the Effective Date, whether as a result of the failure to obtain any required Governmental Approvals or Consents or any other reason, then, insofar as reasonably possible, (i) the member of the Entertainment Group retaining such Excluded Asset shall thereafter hold such Excluded Asset for the use and benefit of CCU (at CCU’s expense) and (ii) CCU shall, or shall cause its applicable Group member to, pay or reimburse the member of the Entertainment Group retaining such Excluded Liability for all amounts paid or incurred in connection with such Excluded Liability. In addition, the member of the Entertainment Group retaining such Excluded Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Excluded Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by CCU in order to place CCU in the same position as if such Excluded Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Excluded Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Excluded Asset, is to inure from and after the Effective Date to the CCU Group.
     (c) If and when the Consents and Governmental Approvals, the absence of which caused the deferral of transfer of any Excluded Asset or the deferral of assumption of any Excluded Liability, are obtained, the transfer or assignment of the applicable Excluded Asset or Excluded Liability shall be effected in accordance with the terms of this Agreement and/or the applicable Transfer Document.
     (d) Any member of the Entertainment Group retaining an Excluded Asset or Excluded Liability due to the deferral of the transfer of such Excluded Asset or the deferral of the assumption of such Excluded Liability shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by CCU or the member of the CCU Group intended to be subject to the Excluded Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by CCU or the member of the CCU Group entitled to such Excluded Asset or intended to be subject to such Excluded Liability.
     (e) Pursuant to and in accordance with this Section 2.9, the Excluded Liabilities relating to the businesses or the support of the businesses of the members of the CCU Group listed on Schedule 2.3(b)(iii) are to be transferred to CCU or its designated Group member on the Effective Date.
     2.10 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.
     EACH OF CCU (ON BEHALF OF ITSELF AND EACH MEMBER OF THE CCU GROUP) AND ENTERTAINMENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ENTERTAINMENT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT,

ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION
     3.1 Time and Place of Distribution.
     Subject to the terms and conditions of this Agreement, the Distribution shall be consummated at such place and at such time as CCU designates (the day on which the Distribution takes place being the “Distribution Date”).
     3.2 Pre-Distribution Transactions.
     (a) On or prior to the Distribution Date, the Contribution shall be effected in accordance with this Agreement.
     (b) On or prior to the Distribution Date, the appropriate parties shall enter into, and (as necessary) shall cause their respective Subsidiaries to enter into, the agreements set forth below (collectively with the Transfer Documents and the documents and agreements referenced therein, the “Transaction Documents”):
          (i) the Transition Services Agreement in the form attached as Exhibit A (the “Transition Services Agreement”);
          (ii) the Tax Matters Agreement in the form attached as Exhibit B (the “Tax Matters Agreement”);
          (iii) the Employee Matters Agreement in the form attached as Exhibit C (the “Employee Matters Agreement”); and
          (iv) the Trademark and Copyright License Agreement in the form attached as Exhibit D (the “Trademark License Agreement”).
     3.3 Related Transactions.
     Prior to the Distribution Date, CCU shall consummate the Capital Contribution. Following the Capital Contribution and prior to the Distribution Date, Entertainment shall, and shall cause the applicable members of the Entertainment Group to, consummate the Series A Preferred Stock Issuance and the Series B Preferred Stock Issuance. Following the Capital Contribution and on or prior to the Distribution Date, Entertainment shall, and shall cause the applicable members of the Entertainment Group to, enter into the Credit Facility and related agreements, and Entertainment shall borrow $325 million under the Credit Facility. Upon the Entertainment Group’s receipt of the net cash proceeds of such borrowing and the Series A Preferred Stock Issuance, and on or prior to the Distribution Date, Entertainment shall repay, or cause the appropriate members of the Entertainment Group to repay, the remaining balance of the Intercompany Debt outstanding following the Capital Contribution, which will be approximately $220 million.
     3.4 Certificate of Incorporation, Bylaws and Rights Plan.
     At or prior to the Distribution, CCU and Entertainment shall each take all necessary actions that may be required to provide for the adoption by Entertainment of the Amended and Restated Certificate of Incorporation of Entertainment in the form attached hereto as Exhibit E (the “Charter”), the Amended and Restated Bylaws of Entertainment in the form attached hereto as Exhibit F (the “Bylaws”), and the rights agreement in the form attached hereto as Exhibit G (the “Rights Agreement”).
     3.5 Election of Entertainment Board of Directors.
     Prior to the Distribution, CCU agrees to vote all shares of Entertainment Common Stock held by it in favor of the nominees to the Board of Directors of Entertainment, as set forth on Schedule 3.5.
ARTICLE IV
THE DISTRIBUTION
     4.1 Sole Discretion of CCU.
     CCU shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including, without limitation, the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, CCU may at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution.
     4.2 The Distribution.
     (a) Entertainment shall cooperate with CCU to accomplish the Distribution and shall, at CCU’s direction, promptly take any and all commercially reasonable actions to effect the Distribution. CCU may select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CCU; provided that nothing herein shall prohibit Entertainment from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution. Entertainment and CCU, as the case may be, will provide to the distribution or exchange agent to be appointed by CCU (the “Distribution Agent”), all share certificates and any information required in order to complete the Distribution.

     (b) Subject to Sections 4.1, 4.4 and 4.5, each holder of CCU Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Distribution one share of Entertainment Common Stock for every eight shares of CCU Common Stock held by such stockholder. No action will be necessary for any shareholder of CCU to receive Entertainment Common Stock in the Distribution. Entertainment will issue to CCU the number of shares of Entertainment Common Stock required so that the total number of shares of Entertainment Common Stock held by CCU immediately prior to the Distribution is equal to the total number of shares of Entertainment Common Stock distributable in the Distribution. Subject to Sections 4.1, 4.4, and 4.5 on or prior to the Distribution Date, CCU will deliver to the Distribution Agent for the benefit of holders of CCU Common Stock on the Record Date, stock certificates, endorsed by CCU in blank, representing all of the outstanding shares of Entertainment Common Stock then owned by CCU. CCU will cause the transfer agent for the CCU Common Stock to credit the appropriate number of such shares of Entertainment Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of CCU Common Stock. For shareholders of CCU who own CCU Common Stock through a broker or other nominee, their shares of Entertainment Common Stock will be credited to their respective accounts by such broker or nominee. The Distribution shall be effective at 11:59 p.m. Eastern Standard Time on the Distribution Date.
     4.3 Actions in Connection with the Distribution.
     (a) Entertainment shall file such amendments and supplements to the Form 10 as CCU may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the SEC or federal, state or foreign securities Laws. Entertainment shall mail to the holders of CCU Common Stock, at such time on or prior to the Distribution Date as CCU shall determine, the information statement included in the Form 10, as well as any other information concerning Entertainment, its business, operations and management, the Contribution, the Distribution and such other matters as CCU shall reasonably determine are necessary and as may be required by Law.
     (b) CCU and Entertainment shall also cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Distribution, the Contribution or other transactions contemplated by this Agreement and the Transaction Documents, including the Employee Matters Agreement. Promptly after receiving a request from CCU, to the extent requested, Entertainment shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that CCU determines is necessary or desirable to effectuate the Distribution, and CCU and Entertainment shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.
     (c) Promptly after receiving a request from CCU, Entertainment shall take all such actions as may be necessary or appropriate under the state securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

     (d) Promptly after receiving a request from CCU, Entertainment shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing of the Entertainment Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.
     (e) Immediately prior to the consummation of the Distribution, except as otherwise set forth on Schedule 4.3(e), (i) each person who is both an officer, director or employee of any member of the CCU Group and an officer, director or employee of any member of the Entertainment Group immediately prior to the Distribution Date (each a “Shared Employee”) and who is to continue as an officer, director or employee of any member of the CCU Group after the Distribution Date shall resign from each of such person’s positions with each member of the Entertainment Group, and (ii) each such Shared Employee who is to continue as an officer, director or employee of any member of the Entertainment Group after the Distribution Date shall resign from each of such person’s positions with each member of the CCU Group.
     (f) Entertainment shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.4 to be satisfied and to effect the Distribution, or any portion thereof, on the Distribution Date.
     4.4 Conditions to Distribution.
     Subject to Section 4.1, the following are conditions to the consummation of any part of the Distribution. The conditions are for the sole benefit of CCU and shall not give rise to or create any duty on the part of CCU or the CCU board of directors to waive or not waive any such condition.
     (a) The Form 10 shall have been declared effective by the SEC, with no stop order in effect with respect thereto, and the information statement shall have been mailed to the holders of CCU Common Stock.
     (b) The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 4.3(c) shall have been taken and, where applicable, have become effective or been accepted.
     (c) The Entertainment Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution.
     (d) CCU shall have obtained a private letter ruling from the Internal Revenue Service, in form and substance satisfactory to CCU (in its sole discretion), and such ruling shall remain in effect, substantially to the effect that, among other things, the Distribution will be a reorganization under Sections 355 and 368(a)(1)(D) of the Code.
     (e) CCU shall have obtained an opinion from its tax counsel, in form and substance satisfactory to CCU (in its sole discretion), substantially to the effect that, among other things, the Distribution will be a reorganization under Sections 355 and 368(a)(1)(D) of the Code.

     (f) CCU shall have obtained a solvency opinion, in form and substance satisfactory to CCU (in its sole discretion), regarding each of the Entertainment Group and the CCU Group after the Distribution.
     (g) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.
     (h) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of CCU shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution.
     (i) The CCU board of directors shall have approved the Distribution and shall have not determined that any events or developments shall have occurred that make it inadvisable to effect the Distribution.
     4.5 Fractional Shares.
     CCU shareholders of fewer than eight shares of CCU Common Stock or any multiple thereof, on the Record Date, which would entitle such shareholders to receive less than one whole share of Entertainment Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of Entertainment Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Distribution Agent shall (a) determine the number of whole shares and fractional shares of Entertainment Common Stock allocable to each holder of record or beneficial owner of CCU Common Stock as of close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Entertainment Common Stock, after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. Entertainment shall bear the cost of brokerage fees incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of CCU, Entertainment or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Entertainment Common Stock. Neither Entertainment nor CCU will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be affiliates of CCU or Entertainment.

ARTICLE V
FINANCIAL AND OTHER COVENANTS
     5.1 Auditors and Audits; Annual Statements and Accounting.
     Entertainment agrees that for its 2005 fiscal year and for all fiscal years thereafter for so long as CCU is required to consolidate the results of operations and financial position of Entertainment and any members of the Entertainment Group with the results of operations and financial position of CCU (in accordance with GAAP and consistent with SEC reporting requirements):
     (a) Unless required by law or as directed by CCU in accordance with a change by CCU in its accounting firm, Entertainment will not select a different accounting firm than Ernst & Young LLP (or its affiliate accounting firms) to serve as the Entertainment Group’s independent certified public accountants (the “Entertainment Auditors”), without CCU’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any members of the Entertainment Group are currently using a different accounting firm to serve as their independent certified public accountants, such members of the Entertainment Group may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to CCU.
     (b) Entertainment will use commercially reasonable efforts to enable the Entertainment Auditors to complete their audit such that they will be able to date their opinion on Entertainment’s audited annual financial statements (the “Entertainment Annual Statements”) on the same date that CCU’s independent certified public accountants (the “CCU Auditors”) date their opinion on CCU’s audited annual financial statements (the “CCU Annual Statements”), and to enable CCU to meet its schedule for the printing, filing and public dissemination of the CCU Annual Statements, as required by applicable law.
     (c) Entertainment will provide to CCU on a timely basis all information that CCU reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the CCU Annual Statements and CCU’s financial statements included in its Quarterly Reports on Form 10-Q as required by applicable law. Without limiting the generality of the foregoing, Entertainment will provide all required financial information with respect to the Entertainment Group to the Entertainment Auditors in a sufficient and reasonable time and in sufficient detail to permit the Entertainment Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the CCU Auditors with respect to information to be included or contained in the CCU Annual Statements.
     (d) Entertainment will authorize the Entertainment Auditors to make available to the CCU Auditors the personnel who performed, or are performing, the annual audit of Entertainment as well as the work papers related to the annual audit of Entertainment, in all cases within a reasonable time prior to the date of the Entertainment Auditors’ opinion on the Entertainment Annual Financial Statements, so that the CCU Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Entertainment Auditors as it relates to the CCU Auditors’ report on the CCU Annual Statements, all within sufficient time to enable CCU to meet its schedule for the preparation, printing, filing and public dissemination of the CCU Annual Statements.
     (e) If CCU determines in good faith that there may be any inaccuracy in an Entertainment Group member’s financial statements or deficiency in an Entertainment Group member’s internal accounting controls or operations that could materially impact CCU’s financial statements, at CCU’s request, Entertainment will provide CCU’s internal auditors with access to the Entertainment Group’s books and records so that CCU may conduct reasonable audits relating to the financial statements provided by Entertainment under this Agreement as well as to the internal accounting controls and operations of the Entertainment Group.
     (f) Entertainment will give CCU as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Entertainment’s accounting estimates or accounting principles from those in effect on the Distribution Date. Entertainment will consult with CCU and, if requested by CCU, Entertainment will consult with the CCU Auditors with respect thereto.
     5.2 Agreement for Exchange of Information; Archives.
     (a) Each of CCU and Entertainment, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Distribution Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claim, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Transaction Document; provided, however, that in the event that any party reasonably determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.
     (b) After the Distribution Date, Entertainment shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the Entertainment Business that are located in archives retained or maintained by any member of the CCU Group. Entertainment may obtain copies (but not originals unless it is an Entertainment Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that Entertainment shall cause any such objects to be returned promptly in the same condition in which they were delivered to Entertainment, and Entertainment shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to CCU. Entertainment shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for

CCU generally). Nothing herein shall be deemed to restrict the access of any member of the CCU Group to any such documents or objects or to impose any liability on any member of the CCU Group if any such documents or objects are not maintained or preserved by CCU.
     (c) After the Distribution Date, CCU shall have access during regular business hours (as in effect from time to time) to the documents and objects of historic significance that relate to the businesses of any member of the CCU Group that are located in archives retained or maintained by any member of the Entertainment Group. CCU may obtain copies (but not originals unless it is not an Entertainment Asset) of documents for bona fide business purposes and may obtain objects for exhibition purposes for commercially reasonable periods of time if required for bona fide business purposes; provided that CCU shall cause any such objects to be returned promptly in the same condition in which they were delivered to CCU, and CCU shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions (including prohibitions on removal of specified objects), that are then applicable to Entertainment. CCU shall pay the applicable fee or rate per hour for archive research services (subject to increase from time to time to reflect rates then in effect for Entertainment generally). Nothing herein shall be deemed to restrict the access of any member of the Entertainment Group to any such documents or objects or to impose any liability on any member of the Entertainment Group if any such documents or objects are not maintained or preserved by Entertainment.
     (d) After the Distribution Date, each of CCU and Entertainment, on behalf of their respective Groups, will maintain in effect, at its own cost and expense, adequate systems and internal controls for its business, to the extent necessary to enable members of the other Group to satisfy their respective reporting, accounting, audit and other obligations.
     5.3 Ownership of Information.
     Any Information owned by a member of a Group that is provided to a requesting party pursuant to Section 5.2 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.
     5.4 Compensation for Providing Information.
     The party requesting Information agrees to reimburse the party providing Information for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement, the Transaction Documents or in any other agreement between the parties, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.
     5.5 Record Retention.
     To facilitate the possible exchange of Information pursuant to this Article V and other provisions of this Agreement and the Transaction Documents, after the Distribution Date, the parties agree to use commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies of CCU as in effect on the Distribution Date or such other policies as may be reasonably adopted by the appropriate party after the

Distribution Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the seventh anniversary of the date hereof without first notifying the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction; provided, however, that in the case of any Information relating to Taxes or employee benefits, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof); provided, further, however, no party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.
     5.6 Liability.
     No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts by such party to comply with the provisions of Section 5.5.
     5.7 Other Agreements Providing for Exchange of Information.
     (a) The rights and obligations granted under this Article V are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document.
     (b) When any Information provided by one Group to the other Group (other than Information provided pursuant to Section 5.5) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).
     5.8 Production of Witnesses; Records; Cooperation.
     (a) After the Distribution Date, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group, each party hereto shall use commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or IP Application in which the requesting party may from time to time be involved, regardless of whether such Action or IP Application is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

     (b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the parties shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.
     (c) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions, except in the case of an adversarial Action by one or more members of one Group against one or more members of the other Group.
     (d) Without limiting any provision of this Section 5.8, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim, except as required by Law.
     (e) The obligation of the parties to provide witnesses pursuant to this Section 5.8 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.8(a)).
     (f) In connection with any matter contemplated by this Section 5.8, the parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.
     5.9 Privilege.
     The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privileges (a “Privilege”). Following the Distribution Date, neither Entertainment or its Subsidiaries nor CCU or its Subsidiaries will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.

ARTICLE VI
RELEASE; INDEMNIFICATION
     6.1 Release of Pre-Distribution Claims.
     (a) Except (i) as provided in Section 6.1(c), (ii) as may be provided in any Transaction Document and (iii) for any matter for which an Entertainment Indemnified Party is entitled to indemnification or contribution pursuant to Sections 6.3 or 6.4, effective as of the Distribution Date, Entertainment, for itself and each other member of the Entertainment Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were directors, officers, agents or employees of any member of the Entertainment Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge CCU and the other members of the CCU Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of the CCU Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution, the Distribution and any of the other transactions contemplated hereunder and under the Transaction Documents.
     (b) Except (i) as provided in Section 6.1(c), (ii) as may be provided in any Transaction Document and (iii) for any matter for which a CCU Indemnified Party is entitled to indemnification or contribution pursuant to Sections 6.2 or 6.4, effective as of the Distribution Date, CCU, for itself and each other member of the CCU Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of the CCU Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Entertainment and the other members of the Entertainment Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were stockholders, directors, officers, agents or employees of any member of the Entertainment Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution, the Distribution and any of the other transactions contemplated hereunder and under the Transaction Documents.
     (c) Nothing contained in Section 6.1(a) or Section 6.1(b) shall impair any right of any Person to enforce this Agreement, any Transaction Document or any agreements, arrangements,

commitments or understandings to continue in effect after the Distribution Date in accordance with Section 2.4(b), in each case in accordance with its terms. Nothing contained in Section 6.1(a) or Section 6.1(b) shall release any Person from:
          (i) any Liability provided in or resulting from any agreement among any members of the CCU Group or the Entertainment Group that is to continue in effect after the Distribution Date in accordance with Section 2.4(b), or any other Liability specified in such Section 2.4(b) not to terminate as of the Distribution Date;
          (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of such Group under, this Agreement or any Transaction Document;
          (iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Distribution Date;
          (iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group; or
          (v) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Transaction Documents.
     In addition, nothing contained in Section 6.1(a) shall release CCU from indemnifying any director, officer or employee of Entertainment who was a director, officer or employee of CCU or any of its Affiliates on or prior to the Distribution Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.
     (d) Entertainment shall not make, and shall not permit any member of the Entertainment Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against CCU or any member of the CCU Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a). CCU shall not, and shall not permit any member of the CCU Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Entertainment or any member of the Entertainment Group, or any other Person released pursuant to Section 6.1(b), with respect to any Liabilities released pursuant to Section 6.1(b).
     (e) It is the intent of each of CCU and Entertainment, by virtue of the provisions of this Section 6.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, whether known or unknown, between or among Entertainment or any member of the Entertainment Group, on the one hand, and CCU or any member of the CCU Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Sections 6.1 (a), (b) and (c). At any time, at the request of any other party, each party shall cause each member of its respective Group and each other Person on whose behalf it released Liabilities pursuant to this Section 6.1 to execute and deliver releases reflecting the provisions hereof.
     6.2 General Indemnification by Entertainment.
     Except as provided in Section 6.5, Entertainment shall, and shall cause the other members of the Entertainment Group to, jointly and severally, indemnify, defend and hold harmless on an After-Tax Basis each member of the CCU Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CCU Indemnified Parties”), from and against any and all Liabilities of the CCU Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of Entertainment or any other member of the Entertainment Group or any other Person to pay, perform or otherwise promptly discharge any Entertainment Liabilities or Entertainment Contract in accordance with its respective terms, whether prior to or after the Effective Date;
     (b) any Entertainment Liability or any Entertainment Contract;
     (c) except to the extent it relates to an Excluded Liability, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by any member of the CCU Group for the benefit of any member of the Entertainment Group that survives the Distribution;
     (d) any breach by any member of the Entertainment Group of this Agreement or any of the Transaction Documents or any action by Entertainment in contravention of the Charter or Bylaws;
     (e) any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the CCU Group pursuant to the Securities Act or the Exchange Act, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the CCU Group by any member of the Entertainment Group or incorporated by reference by any member of the CCU Group from any filings made by any member of the Entertainment Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Distribution Date; and
     (f) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Form 10 filed by Entertainment or in any offering memorandum, registration statement or information statement relating to the Credit Facility or in any other documents filed with the SEC in connection with the Distribution or the other Transactions, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except to the extent that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to any member of the Entertainment Group by any member of the CCU Group expressly for use in the Form 10 or in any such offering memorandum, registration statement or information statement, all of which statements that have been furnished by the CCU Group being set forth on Schedule 6.2.
     6.3 General Indemnification by CCU.
     Except as provided in Section 6.5, CCU shall indemnify, defend and hold harmless on an After-Tax Basis each member of the Entertainment Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Entertainment Indemnified Parties”), from and against any and all Liabilities of the Entertainment Indemnified Parties relating to, arising out of or resulting from any of the following items (without duplication):
     (a) the failure of any member of the CCU Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the CCU Group other than the Entertainment Liabilities, whether prior to or after the Effective Date;
     (b) any Excluded Liability or any Liability of a member of the CCU Group other than the Entertainment Liabilities;
     (c) any breach by any member of the CCU Group of this Agreement or any of the Transaction Documents;
     (d) any untrue statement or alleged untrue statement of a material fact contained in any document filed with the SEC by any member of the Entertainment Group pursuant to the Securities Act or the Exchange Act, other than such statements, facts or information in, or incorporated by reference in, the Form 10 filed by Entertainment or any offering memorandum, registration statement or information statement related to the Credit Facility or in any other documents filed with the SEC in connection with the Distribution or the other Transactions, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is either furnished to any member of the Entertainment Group by any member of the CCU Group or incorporated by reference by any member of the Entertainment Group from any filings made by any member of the CCU Group with the SEC pursuant to the Securities Act or the Exchange Act, and then only if that statement or omission was made or occurred after the Distribution Date; and
     (e) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in the Form 10 filed by Entertainment or any offering memorandum,

registration statement or information statement relating to the Credit Facility or in any other documents filed with the SEC in connection with the Distribution or other Transactions contemplated in this Agreement, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that those Liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information that is furnished to any member of the Entertainment Group by any member of the CCU Group expressly for use in the Form 10 or in any such offering memorandum, registration statement or information statement, all of which statements that have been furnished by the CCU Group being set forth on Schedule 6.2.
     6.4 Contribution.
     (a) If the indemnification provided for in this Article VI is unavailable to, or insufficient to hold harmless on an After-Tax Basis, an Indemnified Party under Sections 6.2(e) or (f) or Sections 6.3(d) or (e) in respect of any Liabilities referred to therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (b) The parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.4(a). The amount paid or payable by an Indemnified Party as a result of the Liabilities referred to in Section 6.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     6.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts on an After-Tax Basis.
     (a) Any Liability subject to indemnification or contribution pursuant to this Article VI will be net of Insurance Proceeds that actually reduce the amount of the Liability and will be determined on an After-Tax Basis. Accordingly, the amount which any Person is required to pay pursuant to this Article VI (an “Indemnifying Party”) to any Person entitled to indemnification or contribution pursuant to this Article VI (an “Indemnified Party”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an

“Indemnity Payment”) and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.
     (b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnified Party shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VI; provided that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.
     (c) The term “After-Tax Basis” as used in this Article VI means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Liabilities, the amount of such Liabilities will be determined net of any reduction in Tax derived by the Indemnified Party as the result of sustaining or paying such Liabilities, and the amount of such Indemnity Payment will be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt of, or right to receive, such Indemnity Payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Liabilities, in each case without taking into account any impact on the tax basis that an Indemnified Party has in its assets.
     6.6 Procedures for Indemnification of Third Party Claims.
     (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the CCU Group or the Entertainment Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2 or Section 6.3, or any other Section of this Agreement or any Transaction Document, such Indemnified Party shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.6(a) shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.
     (b) An Indemnifying Party may elect to defend (and to seek to settle or compromise), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after receipt of notice from an Indemnified Party in accordance with Section 6.6(a) (or sooner, if the nature of such Third Party Claim so requires), an Indemnifying Party electing to defend a Third Party Claim shall notify the Indemnified Party of its election to assume responsibility for defending such Third Party Claim and shall agree and acknowledge in writing that if such Third Party Claim is adversely determined, such Indemnifying Party will have the obligation to indemnify the Indemnified Party in respect of all liabilities relating to, arising out of or resulting from such Third Party Claim and that such Indemnifying Party irrevocably waives in full all defenses it may have to contest such obligation. After such notice and acknowledgment from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party.
     (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.6(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party.
     (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnified Party may settle or compromise any Third Party Claim without the consent of the Indemnifying Party. No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party without the consent of the Indemnified Party if (i) the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly against such Indemnified Party and (ii) such settlement does not include a full, complete and unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Third Party Claim.
     6.7 Additional Matters.
     (a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article VI shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made on an After-Tax Basis and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party; (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.
     (b) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
     (c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
     (d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Article VI, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the costs of any interest or penalties relating to any judgment or settlement.
     6.8 Remedies Cumulative; Limitations of Liability.
     The rights provided in this Article VI shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY SHALL BE LIABLE TO AN INDEMNIFIED PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY-ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) ARISING IN CONNECTION WITH THE TRANSACTIONS.
     6.9 Survival of Indemnities.
     The rights and obligations of each of CCU and Entertainment and their respective Indemnified Parties under this Article VI shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE VII
OTHER AGREEMENTS
     7.1 Further Assurances.
     (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.
     (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Distribution Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Entertainment Assets and the assignment and assumption of the Entertainment Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the Transaction Documents, free and clear of any Security Interest, if and to the extent it is practicable to do so.
     (c) On or prior to the Distribution Date, CCU and Entertainment in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by CCU, Entertainment or any other Subsidiary of CCU or Entertainment, as the case may be, to effectuate the transactions contemplated by this Agreement.
     (d) On or prior to the Distribution Date, CCU and Entertainment shall take all actions as may be necessary to approve the stock-based employee benefit plans of Entertainment in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.
     7.2 Confidentiality.
     (a) From and after the Distribution, subject to Section 7.2(c) and except as contemplated by this Agreement or any Transaction Document, CCU shall not, and shall cause the other members of the CCU Group and all of such parties’ respective officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the CCU Group) or use or otherwise exploit for its own benefit or for the benefit of any third party, any Entertainment Confidential Information. If any disclosures are made by a member of the CCU Group to its Representatives in connection with such Representatives providing services to any member of the CCU Group under this Agreement or any Transaction Document, then the Entertainment Confidential Information so disclosed shall be used only as required to perform the services. CCU shall, and shall cause the other members of the CCU Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Entertainment Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. Any information, material or documents relating to the Entertainment Business currently or formerly conducted, or proposed to be conducted, by any member of the Entertainment Group furnished to or in possession of any member of the CCU Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of any member of the CCU Group that contain or otherwise reflect such information, material or documents is referred to herein as “Entertainment Confidential Information.” “Entertainment Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the CCU Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the CCU Group can demonstrate was or became available to such member of the CCU Group from a source other than Entertainment or its Affiliates or (iii) is developed independently by such member of the CCU Group without reference to the Entertainment Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the CCU Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Entertainment or any member of the Entertainment Group with respect to such information.
     (b) From and after the Distribution, subject to Section 7.2(c) and except as contemplated by this Agreement or any Transaction Document, Entertainment shall not, and shall cause the other members of the Entertainment Group and all of such parties’ respective Representatives not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person (other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to Entertainment or any member of the Entertainment Group), or use or otherwise exploit for its own benefit or for the benefit of any third party, any CCU Confidential Information. If any disclosures are made by a member of the Entertainment Group to its Representatives in connection with such Representatives providing services to any member of the Entertainment Group under this Agreement or any Transaction Document, then the CCU Confidential Information so disclosed shall be used only as required to perform the services. Entertainment shall, and shall cause the other members of the Entertainment Group to, use the same degree of care to prevent and restrain the unauthorized use or disclosure of the CCU Confidential Information by any of their Representatives as they currently use for their own confidential information of a like nature, but in no event less than a reasonable standard of care.

Any information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by any member of the CCU Group furnished to or in possession of any member of the Entertainment Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by or on behalf of Entertainment or any member of the Entertainment Group that contain or otherwise reflect such information, material or documents is referred to herein as “CCU Confidential Information.” “CCU Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the Entertainment Group or any of their Representatives not otherwise permissible hereunder, (ii) such member of the Entertainment Group can demonstrate was or became available to such Entertainment Group member from a source other than CCU or its Affiliates or (iii) is developed independently by such member of the Entertainment Group without reference to the CCU Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by such member of the Entertainment Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, CCU or any other member of the CCU Group with respect to such information.
     (c) If any member of the CCU Group or their respective Representatives, on the one hand, or any member of the Entertainment Group or their respective Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Entertainment Confidential Information or CCU Confidential Information (other than with respect to any such information furnished pursuant to the provisions of Article V of this Agreement), as applicable, the entity or person receiving such request or demand shall use all commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any Entertainment Confidential Information or CCU Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process of such Governmental Authority.
     7.3 Litigation.
     (a) As of the Distribution Date, Entertainment shall, and shall cause the other members of the Entertainment Group to assume those Actions relating in any material respect to the Entertainment Business in which one or more members of the CCU Group is a defendant or the party against whom any claim or investigation is directed (collectively, the “Assumed Actions”), including the Assumed Actions listed on Schedule 7.3(a).
     (b) From and after the Distribution, Entertainment shall, and shall cause the other members of the Entertainment Group to, (i) diligently conduct, at its sole cost and expense, the defense of all Assumed Actions and all Existing Actions, (ii) except as may be provided in Section 7.4, pay all Liabilities that may result from the Assumed Actions and the Existing Actions, and (iii) pay all fees and costs relating to the defense of the Assumed Actions and the Existing Actions, including attorneys’ fees and costs incurred after the Distribution Date. “Existing Actions” means those Actions (other than Assumed Actions) in which Entertainment or any other member of the Entertainment Group has been named as a defendant or is the party against whom any claim or investigation is directed, including those listed on Schedule 7.3(b).
     (c) Notwithstanding anything in this Section 7.3 to the contrary, CCU shall have the right to participate in the defense of any Assumed Action and Existing Action and to be represented by attorneys of its own choosing and at its sole cost and expense. In no event shall Entertainment (or any other member of the Entertainment Group) settle or compromise any Assumed Action without the express prior written consent of CCU.
     (d) Each of CCU and Entertainment agrees that at all times from and after the Distribution Date, if an Action is commenced by a third party naming both parties (or any member of its respective Group) as defendants thereto and with respect to which one party (or any member of its respective Group) is a nominal defendant, then the other party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action.
     (e) Notwithstanding anything in this Section 7.3 to the contrary, the Actions set forth on Schedule 7.3(e) shall be handled in accordance with the terms, conditions and procedures set forth on such schedule.
     7.4 Insurance Matters.
     (a) Except as may otherwise be expressly provided in this Section 7.4, Entertainment does hereby, for itself and each other member of the Entertainment Group, agree that CCU and the other members of the CCU Group shall not have any Liability whatsoever as a result of the insurance policies and practices of CCU in effect at any time on or before the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy and the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
     (b) The CCU Group shall continue to own all property damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, in effect on or before the Distribution Date (collectively, the “CCU Policies”). Subject to the provisions of this Agreement, the members of the CCU Group shall retain all of their respective rights, benefits and privileges, if any, under the CCU Policies. Nothing contained herein shall be construed to be an attempted assignment of or a change to any part of the ownership of the CCU Policies.

With respect to any claim under the CCU Policies relating to the Entertainment Business or the Entertainment Assets, CCU shall have sole responsibility for claims administration of such policies (but financial responsibility for such Actions shall be governed by Schedule 7.3(e). Except as expressly set forth in Sections 7.4(d) and 7.4(e), no CCU Group member shall have any responsibility for, or obligation to, any member of the Entertainment Group under the CCU Policies relating to property damage, business interruption, liability or workers’ compensation matters for any period, whether prior to, on or after the Distribution Date.
     (c) As of the Distribution Date, Entertainment shall be responsible for establishing and maintaining separate property damage and business interruption and liability insurance policies and programs (including, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime, surety and other similar insurance policies) for activities and claims involving any member of the Entertainment Group, in each case with commercially reasonable limits and deductibles. Entertainment shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by the Entertainment Group for claims involving any member of the Entertainment Group.
     (d) For property damage and business interruption losses related to the Entertainment Assets or the Entertainment Business which occur prior to the Distribution, CCU shall have the sole right, responsibility and authority to submit and process claims, including claims that are payable to any member of the CCU Group in whole or in part because of insurance or reinsurance in support of property damage and business interruption insurance maintained by any CCU Group member prior to the Distribution Date. Any amounts received by CCU (net of any costs, expenses, deductibles and other similar payments made by any CCU Group member) with respect to any such unresolved claims in existence on the Distribution Date that are settled subsequent to the Distribution Date shall be paid promptly to Entertainment after receipt thereof by CCU.
     (e) With respect to workers’ compensation insurance claims administration for occurrences prior to the Distribution:
          (i) The members of the CCU Group shall have the sole right, responsibility and authority for liability and workers’ compensation claims administration and financial administration for pre-Distribution occurrences that relate to or affect the CCU Policies or that are uninsured due to the terms of the CCU Policies.
          (ii) Upon notification by a member of the Entertainment Group of a claim relating to a member of the Entertainment Group under one or more of the CCU Policies, CCU shall cooperate with Entertainment in asserting and pursuing coverage and payment for such claim by the appropriate insurance carriers. CCU shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on its own behalf and on behalf of the Entertainment Group, which decisions, determinations, commitments and stipulations shall be final and conclusive if reasonably made to maximize the overall economic benefit of the CCU Policies.

          (iii) The Entertainment Group shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or uninsured costs arising from liability or workers’ compensation losses which are uninsured because of coverage terms or conditions of the policies covering such losses, or other charges (collectively, “Insurance Charges”) whenever arising, which shall become due and payable under the terms and conditions of any applicable CCU Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, arising out of the ownership, use or operation of any of the assets, businesses, operations or liabilities of any member of the Entertainment Group, when the same relate to the period prior to, on or after the Distribution Date. To the extent that the terms of any applicable CCU Policy provide that any CCU Group member shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the Entertainment Group, CCU shall be entitled to demand that Entertainment make such payment directly to the Person or entity entitled thereto. In connection with any such demand, CCU shall submit to Entertainment a copy of any invoice or listing of claims received by CCU pertaining to such Insurance Charges together with appropriate supporting documentation. In the event that Entertainment fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by CCU, the members of the CCU Group may (but shall not be required to) pay such insurance charges for and on behalf of the Entertainment Group and, thereafter, Entertainment shall reimburse CCU for such payment within 30 days.
     (f) An insurance carrier that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the provisions of this Section 7.4, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurance carrier or any third party shall be entitled to a benefit (i.e., a benefit they would not be entitled to receive had no Distribution occurred or in the absence of the provisions of this Section 7.4) by virtue of the provisions hereof.
     (g) Through the Distribution Date, CCU will maintain in full force and effect its existing insurance to the extent that it applies to the Entertainment Assets or the Entertainment Business.
     (h) The provisions of this Section 7.4 relate solely to matters involving property, damage and business interruption, and liability insurance policies and programs, including, without limitation, primary and excess general liability, executive liability, automobile, workers’ compensation, property damage and business interruption, crime and surety insurance policies, and shall not be construed to affect any obligation of or impose any obligation on the parties with respect to any life, health and accident, dental or medical or any other insurance policies applicable to any of the officers, directors, employees or other representatives of the parties or their respective Groups.
     7.5 Allocation of Costs and Expenses.
     CCU shall pay (or, to the extent incurred by and paid for by any member of the Entertainment Group, will promptly reimburse such party for any and all amounts so paid) for all out-of-pocket fees, costs and expenses incurred by Entertainment or any member of the CCU

Group prior to and simultaneously with the consummation of the Distribution in connection with the Transactions, including (a) the preparation and negotiation of this Agreement, each Transaction Document (unless otherwise expressly provided therein), and all other documentation related to the Transactions and all related transactions, (b) the preparation and execution or filing of any and all other documents, agreements, forms, applications, contracts or consents associated with the Transactions and all related transactions, (c) the preparation and filing of Entertainment’s and its Subsidiaries’ organizational documents, (d) the preparation, printing and filing of the Form 10, including all fees and expenses of complying with applicable federal, state or foreign securities Laws and domestic or foreign securities exchange rules and regulations, together with fees and expenses of counsel retained to effect such compliance, (e) the private letter ruling from the Internal Revenue Service sought in connection with the Transactions, (f) the initial listing of the Entertainment Common Stock on the NYSE, (g) the preparation (including, but not limited to, the printing of documents) and implementation of Entertainment’s or its Subsidiaries’ employee benefit plans, retirement plans and equity-based plans and (h) the Series B Preferred Stock Sale, but excluding all out-of-pocket fees, commissions, discounts, costs and expenses incurred in connection with the Credit Facility, the Series A Preferred Stock Issuance and the Series B Preferred Stock Issuance, which shall be the responsibility of Entertainment.
     7.6 Tax Matters. Notwithstanding any provision in this Agreement to the contrary, to the extent that any representations, warranties, covenants and agreements between CCU and Entertainment, and their respective Groups, with respect to Tax matters are set forth in the Tax Matters Agreement, including indemnification agreements or tax sharing agreements or arrangements, such Tax matters shall be governed exclusively by such Tax agreements and not by this Agreement.
     7.7 Trademarks and Trade Names. This Agreement does not assign any rights in any trademarks, service marks or trade names containing “Clear Channel” or any variations thereof, or any of their respective applications and registrations wherever used or registered, other than as specifically set forth in the Trademark License Agreement. Entertainment shall, and shall cause the other members of the Entertainment Group to, at its own expense, (a) within thirty (30) days after the Distribution Date, change, if necessary, its corporate name to delete therefrom the words “Clear Channel” or any other word that is confusingly similar to the words “Clear Channel,” and (b) within one (1) year after the Distribution Date, remove any and all references to any trademarks, service marks or trade names containing “Clear Channel” from any and all signs, displays or other identification or advertising materials.
ARTICLE VIII
DISPUTE RESOLUTION
     8.1 General Provisions.
     (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Transaction Documents, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VIII, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified below.

     (b) Commencing with a request contemplated by Section 8.2, all communications between the parties or their representatives in connection with the attempted resolution of any Dispute, including any mediator’s evaluation referred to in Section 8.3, shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of the Dispute.
     (c) IN CONNECTION WITH ANY DISPUTE, THE PARTIES EXPRESSLY WAIVE AND FORGO ANY RIGHT TO (I) SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, EXEMPLARY, STATUTORILY ENHANCED OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES (PROVIDED THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES), AND (II) TRIAL BY JURY.
     (d) The specific procedures set forth below, including but not limited to the time limits referenced therein, may be modified by agreement of the parties in writing.
     (e) All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VIII are pending. The parties will take such action, if any, required to effectuate such tolling.
     (f) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED WITHIN THE STATE OF TEXAS OVER ANY SUCH DISPUTE AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH DISPUTE OR ANY ACTION RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
     8.2 Consideration by Senior Executives.
     If a Dispute is not resolved in the normal course of business at the operational level, the parties first shall attempt in good faith to resolve such Dispute by negotiation between executives who hold, at a minimum, the office of President and Chief Executive Officer of the respective business entities involved in such Dispute prior to exercising remedies pursuant to Section 8.3 or Section 8.4. Either party may initiate the executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within fifteen (15) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position, and (ii) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Such executives will meet in person or by telephone within thirty (30) days of the date of the Initial Notice to seek a resolution of the Dispute.
     8.3 Mediation.
     If a Dispute is not resolved by negotiation as provided in Section 8.2 within forty-five (45) days from the delivery of the Initial Notice, then either party may submit the Dispute for resolution by mediation pursuant to the CPR Institute for Dispute Resolution (the “CPR”) Model Mediation Procedure as then in effect prior to exercising remedies pursuant to Section 8.4. The parties will select a mediator from the CPR Panels of Distinguished Neutrals. Either party at commencement of the mediation may ask the mediator to provide an evaluation of the Dispute and the parties’ relative positions.
     8.4 Arbitration.
     (a) If a Dispute is not resolved by mediation as provided in Section 8.3 within thirty (30) days of the selection of a mediator (unless the mediator chooses to withdraw sooner), either party may submit the Dispute to be finally resolved by arbitration pursuant to the CPR Rules for Non-Administered Arbitration as then in effect (the “CPR Arbitration Rules”). The parties hereby consent to a single, consolidated arbitration for all known Disputes existing at the time of the arbitration and for which arbitration is permitted.
     (b) The neutral organization for purposes of the CPR Arbitration Rules will be the CPR. The arbitral tribunal shall be composed of three arbitrators, of whom each party shall appoint one in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Arbitration Rules. The arbitration shall be conducted in San Antonio, Texas. Each party shall be permitted to present its case, witnesses and evidence, if any, in the presence of the other party. A written transcript of the proceedings shall be made and furnished to the parties. The arbitrators shall determine the Dispute in accordance with the law of the State of Texas, without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement and the Transaction Documents according to their respective terms; provided, however, that any Dispute in respect of a Transaction Document which by its terms is governed by the law of a jurisdiction other than the State of Texas shall be determined by the law of such other jurisdiction and; provided, further, however, that the provisions of this Agreement relating to arbitration shall in any event be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq.
     (c) The parties agree to be bound by any award or order resulting from any arbitration conducted in accordance with this Section 8.4 and further agree that judgment on any award or order resulting from an arbitration conducted under this Section 8.4 may be entered and enforced in a court having jurisdiction thereof.
     (d) Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except (i) for enforcement as contemplated by Section 8.4(c), (ii) to restrict or vacate an arbitral decision based on the grounds specified under applicable law, or (iii) for interim relief as provided in

Section 8.4(e). For purposes of the foregoing and as provided in Section 8.1(f), the parties submit to the exclusive jurisdiction of the courts of the State of Texas.
     (e) In addition to the authority otherwise conferred on the arbitral tribunal, the tribunal shall have the authority to make such orders for interim relief, including injunctive relief, as it may deem just and equitable. Notwithstanding Section 8.4(d) above, each party acknowledges that in the event of any actual or threatened breach of the provisions of (i) Section 7.2, (ii) the Employee Matters Agreement, (iii) the Trademark License Agreement, (iv) the Tax Matters Agreement or (v) the Transition Services Agreement, the remedy at law would not be adequate, and therefore injunctive or other interim relief may be sought immediately to restrain such breach. If the tribunal shall not have been appointed, either party may seek interim relief from a court having jurisdiction if the award to which the applicant may be entitled may be rendered ineffectual without such interim relief. Upon appointment of the tribunal following any grant of interim relief by a court, the tribunal may affirm or disaffirm such relief, and the parties will seek modification or rescission of the court action as necessary to accord with the tribunal’s decision.
     (f) Each party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VIII.
ARTICLE IX
MISCELLANEOUS
     9.1 Corporate Power; Fiduciary Duty.
     (a) Each of CCU and Entertainment represents as follows:
          (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and
          (ii) this Agreement has been duly executed and delivered by each such Person and each Transaction Document to which such Person is a party has been, or will be on or prior to the Distribution Date, duly executed and delivered by it, and upon execution and delivery, this Agreement and the other Transaction Documents will constitute a valid and binding agreement of such Person enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).
     (b) Notwithstanding any provision of this Agreement or any Transaction Document, no member of the Entertainment Group and no member of the CCU Group shall be required to take or omit to take any act that would violate its fiduciary duties to any non-wholly-owned Subsidiary of CCU or Entertainment, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly-owned).

     9.2 Governing Law.
     This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.
     9.3 Survival of Covenants.
     Except as expressly set forth in any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Contribution and the Distribution and shall remain in full force and effect.
     9.4 Force Majeure.
     No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.
     9.5 Notices.
     All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.5):
          If to any member of the CCU Group, to:
Clear Channel Communications, Inc.
200 E. Basse Road
San Antonio, TX 78209
Attn: Chief Executive Officer
Facsimile: (210) 822-2299
          If to any member of the Entertainment Group, to:

CCE Spinco, Inc.
9348 Civic Center Drive, 4th Floor
Beverly Hills, CA 90210
Attn: Chief Executive Officer
Facsimile: (310) 867-7051
     9.6 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     9.7 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.
     9.8 Assignment; No Third-Party Beneficiaries.
     This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto. Except as provided in Article VI with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     9.9 Public Announcements.
     CCU and Entertainment shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

     9.10 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by both parties. No waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
     9.11 Rules of Construction.
     Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     9.12 Counterparts.
     This Agreement may be executed in one or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.
     9.13 Termination.
     This Agreement and any Transaction Document may be terminated at any time prior to the Effective Date by and in the sole discretion of CCU without the approval of Entertainment in which case neither party will have any liability of any kind to the other party. The obligations of the parties under Article IV (including the obligation to pursue or effect the Distribution) may be terminated by CCU if at any time after the Effective Date and prior to the Distribution CCU determines, in its sole and absolute discretion, that the Distribution would not be in the best interests of CCU or its shareholders.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Master Separation and Distribution Agreement to be executed to be effective on the date first written above by their respective duly authorized officers.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Randall T. Mays

Randall T. Mays
Executive Vice President &
Chief Financial Officer

CCE SPINCO, INC.

By:	/s/ Michael Rapino

Michael Rapino
Chief Executive Officer

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     The undersigned subsidiaries of CCE Spinco, Inc. have caused this Master Separation and Distribution Agreement to be executed to be effective on the date first written above by their respective duly authorized officers for the purpose of agreeing to be bound to this Master Separation and Distribution Agreement and to be liable, jointly and severally, with CCE Spinco, Inc. to Clear Channel Communications, Inc. for all covenants, agreements, liabilities and obligations provided herein or arising hereunder.

CCE HOLDCO #1, INC.

By:	/s/ Michael Rapino

Michael Rapino
Chief Executive Officer

CCE HOLDCO #2, INC.

By:	/s/ Michael Rapino

Michael Rapino
Chief Executive Officer

SFX ENTERTAINMENT, INC.

By:	/s/ Michael Rapino

Michael Rapino
Chief Executive Officer

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